UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     August 10, 2011

LIBERTY STAR URANIUM & METALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-50071	90-0175540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5610 E. Sutler Lane, Tucson, Arizona 85712
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code	520-731-8786

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 10, 2011, James Briscoe has resigned as the President of our company and Larry Liang has been promoted from Executive Vice President to President.  Mr. Briscoe will remain as our Chairman of the Board, Chief Executive Officer, Director and Chief Geologist.

Mr. Liang, is a highly successful international businessman with expertise in cross-border private capital, mergers and acquisitions, and international trade.  Mr. Liang has practiced law in New York and in China. In addition to his duties as our Executive Vice President and Board Member, Mr. Liang is the co-founder of Invest U.S. Regional Center, a federally designated EB-5 visa investment center which has successfully brought in millions of dollars of foreign capital into United States and created hundreds of new American jobs.  Mr. Liang has been a frequent speaker at EB-5 investment national trade shows and seminars.  Mr. Liang attended the Southwest University of Political Science and Law, Chong Qing, China and received an L.L.B. in International Economic Law, Summa Cum Laude, followed by an L.L.M. (Master of Laws) in International Trade Law from the University of Arizona, James E. Rogers College of Law (2003).

Family Relationships

There are no family relationships between Larry Liang and any of our other directors and officers.

Certain Related Transactions and Relationships

We have not been a party to any transaction with Mr. Liang since the beginning of our last fiscal year, nor are we a party to any currently proposed transaction with Mr. Liang, in which we were or will be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

Item 9.01	Financial Statements and Exhibits

(d)                 Exhibits

99.1               News Release dated August 16, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

By:  /s/ James Briscoe
James Briscoe, Chief Executive Officer and Director
Date: August 16, 2011